                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-71199

Prospectus
                           Tele-Communications, Inc.

                    Series A TCI Ventures Group Common Stock


     The stockholders listed on page 8 may offer and sell, pursuant to this prospectus, up to 11,740,610 shares of Series A TCI Ventures Group common stock. We will not receive any part of the proceeds from any sale of the shares offered by this prospectus.

     The shares offered by this prospectus may be offered and sold in the public market or in private transactions, in the over-the-counter market or in a number of other ways described later in this prospectus. The shares offered by this prospectus may be sold at market prices, at prices related to market prices, at negotiated prices or at one or more fixed prices. If required, a supplement to this prospectus will contain information concerning particular sales of shares offered by this prospectus.

     The trading symbol for the Series A TCI Ventures Group common stock is "TCIVA", and those shares trade on the Nasdaq National Market. On February 24, 1999, the closing price was $28 7/16 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus is March 2, 1999.

                           Tele-Communications, Inc.

     TCI, through its subsidiaries and affiliates, is principally in the business of constructing, acquiring, owning and operating cable television systems and providing satellite-delivered video entertainment, information and home shopping programming services to various video distribution media,
principally cable television systems.   TCI also invests in cable and
telecommunications operations and television programming in international markets, and in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. TCI is a Delaware corporation that was incorporated in 1994. TCI and its predecessors have been engaged in the cable television business since the early 1950's.

     The address of TCI's principal executive offices is Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111, and TCI's telephone number at that address is (303) 267-5500.

     TCI's common stock consists of three classes of tracking stock. The terms of each class of tracking stock tie the economic value of the stock to the separate performance of a specified group of assets and businesses of TCI. Holders of all three classes of tracking stock, however, are shareholders of TCI.

     The TCI Group tracking stock is intended to reflect the separate performance of the "TCI Group." This group consists primarily of TCI's domestic cable television and information distribution business, including TCI's ownership and operation of various cable television systems. It also includes TCI's minority interests in partnerships that own and operate cable television systems.

     The Liberty Media Group tracking stock is intended to reflect the separate performance of the "Liberty Media Group." This group consists primarily of TCI's assets and businesses relating to producing, acquiring and distributing, through all available formats and media, branded entertainment, educational and informational programming and software. These include multimedia products, electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing.

     The TCI Ventures Group tracking stock is intended to reflect the separate performance of the "TCI Ventures Group." This group consists of TCI's principal international assets and businesses and substantially all of TCI's assets that are not part of its cable television or programming businesses. TCI plans to combine the Liberty Media Group and the TCI Ventures Group, either before or as part of the merger with AT&T that is discussed beginning on page 3. The combined groups will be called the "Liberty Media Group."

                           Recent Developments

AT&T Merger;  Combination of Liberty Media Group and TCI Ventures Group


     General.  On June 23, 1998, TCI agreed to be acquired by AT&T by means of a
     --------
merger. As a result of the merger, TCI will become a wholly owned subsidiary of AT&T and stockholders of TCI will become stockholders of AT&T.


     TCI also plans to combine the Liberty Media Group and the TCI Ventures Group. This combination may occur prior to the AT&T merger or may occur as part of the merger.


     Remaining Conditions.   TCI and AT&T shareholders have approved both the
     ---------------------
merger of TCI and AT&T and the combination of the Liberty Media Group and the TCI Ventures Group. There are no further material conditions to the combination of the Liberty Media Group and the TCI Ventures Group.


     The AT&T merger remains subject to receipt of required governmental consents and approvals, including the consent of the Federal Communications Commission. It is anticipated that this condition will be satisfied, and that the merger will close during the first quarter of 1999. We cannot assure you, however, as to the exact timing of the AT&T merger or that the merger will ultimately occur. TCI plans to combine the Liberty Media Group and the TCI Venture Group whether or not the AT&T merger occurs.


     Consideration to be Received by Holders of TCI Ventures Group Stock.  If
     -------------------------------------------------------------------
the combination of the Liberty Media Group and TCI Ventures Group occurs prior to the AT&T merger, each share of TCI Ventures Group stock will be reclassified into 0.52 of a share of the same series of Liberty Media Group stock. Then, in the AT&T merger, each share of Liberty Media Group stock will be exchanged for a share of AT&T tracking stock that reflects the separate performance of the Liberty Media Group within AT&T. Hence, each share of Series A Liberty Media Group stock will be exchanged for one share of Class A Liberty Media Group stock of AT&T, and each share of Series B Liberty Media Group stock will be exchanged for one share of Class B Liberty Media Group stock of AT&T.


     If the combination does not occur prior to the AT&T merger, each share of Series A TCI Ventures Group stock will be exchanged for 0.52 of a share of Class A Liberty Media Group stock, and each share of Series B TCI Ventures Group stock will be exchanged for 0.52 of a share of Class B Liberty Media Group stock. Hence, whether the combination occurs before or at the time of the AT&T merger, the number of shares of the new Liberty Media Group tracking stock that a holder of TCI Ventures Group stock owns after the AT&T merger will be the same.

     Holders of TCI Group stock will receive shares of AT&T common stock in the merger.


     If the AT&T merger occurs, all holders of AT&T common stock, including holders of the new Liberty Media Group tracking stock, will vote together as a single class on all matters presented to AT&T stockholders. Holders of the new Class A Liberty Media Group common stock will be entitled to 1/10 of a vote for each share of stock held, and holders of the new Class B Liberty Media Group common stock will be entitled to one vote for each share of stock held. Holders of AT&T common stock will be entitled to one vote for each share of stock held.

     Assets and Business of the Combined Liberty Media Group and TCI Ventures
     ------------------------------------------------------------------------
Group Following the AT&T Merger.   Prior to the AT&T merger, the TCI Group will
--------------------------------
acquire from the Liberty Media Group and the TCI Ventures Group, or the combined group, ownership interests in At Home Corporation and Western Tele-Communications, Inc., shares of AT&T common stock now owned by the TCI Ventures Group and the business of the National Digital Television Center. In exchange, at the time of the AT&T merger the TCI Group will transfer to the new Liberty Media Group an aggregate of approximately $5.5 billion in cash. As a result of these and other asset transfers, the new Liberty Media Group may be able to use a U.S. federal tax loss carryforward, which TCI estimates was $1.6 billion at September 30, 1998, to offset Liberty Media Group's tax liabilities


     Management of the new Liberty Media Group Following the AT&T Merger.  The
     -------------------------------------------------------------------
current managements of the Liberty Media Group and the TCI Ventures Group will manage the new Liberty Media Group after the AT&T merger. Dr. John C. Malone, TCI's Chairman, will be Chairman of the new Liberty Media Group. Robert R. Bennett, President and Chief Executive of Liberty Media Corporation, will be President and Chief Executive Officer of the new Liberty Media Group, and Gary
S. Howard, President of the TCI Ventures Group, will be Executive Vice President and Chief Operating Officer of the new Liberty Media Group.


     Although the assets and businesses of the new Liberty Media Group will be held by a wholly owned subsidiary of AT&T, the board of directors and management of Liberty Media Corporation, the primary operating unit of the Liberty Media Group, will have control of the business and affairs of the group following the AT&T merger. A majority of Liberty Media Corporation's board of directors will consist of individuals designated by TCI prior to the merger. If these individuals or their designated successors cease to constitute a majority of Liberty Media Corporation's board, Liberty Media Corporation will transfer the assets and businesses of the new Liberty Media Group to a new entity. The new entity will be owned substantially by AT&T but will be controlled by persons who have not been designated by AT&T.


     AT&T will form a new committee of AT&T's board of directors, comprised of Dr. Malone and two outside AT&T directors, to oversee the interaction between the new Liberty Media Group and the other assets and businesses of AT&T.

            Special Considerations Relating to Tracking Stocks

Shareholders of One Company; Financial Impacts of One Group Could Affect the Others


     The TCI Group, the Liberty Media Group and the TCI Ventures Group tracking stocks are all classes of common stock of TCI. The tracking stock capital structure does not affect the legal title to the assets of each group, or the legal responsiblity for the liabilities of each group of TCI or any of its subsidiaries. Hence, holders of stock of each group will be subject to the risks of investments in any other group. Financial effects from any group that affect TCI's consolidated results of operations or financial condition could, if significant, affect the market price of the tracking stocks for the other groups. Also, if the incurrence of significant debt by TCI or one of its subsidiaries on behalf of a group negatively affects the credit rating of TCI and its subsidiaries, then the borrowing costs for other groups will probably increase.


Limited Voting Power


     The holders of TCI Ventures Group stock only have the rights specified in the TCI charter and rights provided under Delaware law. These rights do not include class voting rights on matters that affect the TCI Ventures Group more than the other groups.


     When a vote is taken on any matter as to which all TCI stockholders vote as a class, the holders of TCI Ventures Group stock will not be in a position to control the outcome of the vote. This is because there are significantly more shares of TCI Group and Liberty Media Group stock outstanding than TCI Ventures Group stock. As discussed below, certain matters on which all TCI stockholders vote together as a single class could involve a divergence or the appearance of a divergence of interests between the holders of different classes of TCI tracking stock.


Potential Differing Interests


     General.  The existence of separate classes of TCI tracking stock could
     --------
give rise to occasions when the interests of the holders of different classes of tracking stock differ or appear to differ. Examples include determinations by the TCI board of directors to:


     .    approve dispositions of assets attributed to a group; and

     . make operational and financial decisions with respect to one group that could be considered to be detrimental to one or more of the other groups.

     When making decisions with regard to matters that create potential differing interests, the TCI board's fiduciary duties require it to consider the impact of its decisions on all stockholders. See "--Fiduciary Duties of the TCI Board" below


     Disposition of Group Assets.  The assets attributed to the TCI Ventures
     ---------------------------
Group represent less than substantially all of the properties and assets of TCI. Therefore, the TCI board of directors can, without shareholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to the TCI Ventures Group. This is because Delaware law requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of an entire company. The proceeds from any such sale, however, would be assets attributed to the TCI Ventures Group and could only be used for its benefit. Under the TCI charter, those proceeds may be distributed to holders of TCI Ventures Group stock.


     Operational and Financial Decisions.  The TCI board of directors can make
     -----------------------------------
operational and financial decisions or implement policies that affect disproportionately the businesses of one or more groups. Examples are the allocation of financing opportunities in the public markets and the allocation of business opportunities that may be suitable for more than one group. Any decision of this nature may favor one group at the expense of the others. All operational and financial decisions are made by the TCI board in its good faith business judgment and in a manner consistent with the best interests of TCI and its shareholders.


Fiduciary Duties of TCI Board


     Under principles of Delaware law, the board of directors of a corporation with two or more classes or series of stock owes an equal duty to all shareholders regardless of class or series. Under these principles and the related principle known as the "business judgment rule," a good faith business decision made by an informed and disinterested TCI board on any matter having a differing impact on holders of TCI Group, Liberty Media Group and TCI Ventures Group stock will be a defense to any challenge to that decision made by a holder of the stock of one of the groups.

Limitations on Potential Unsolicited Acquisitions


     If the TCI Ventures Group were a stand-alone corporation, any person interested in acquiring it without management approval could seek control of the corporation by means of a tender offer or proxy contest. Because TCI Ventures Group is not a stand-alone corporation, any person interested in acquiring the TCI Ventures Group without management approval would be required to seek control of the voting power represented by all of the outstanding capital stock of TCI, including the classes of tracking stocks related to the other groups. See "-- Limited Voting Power" above.


                              Selling Stockholders

     The selling stockholders are Merrill Lynch International, LB I Group Inc., Lehman Brothers Finance S.A. and Toronto Dominion (New York), Inc. and their successors and assigns. Persons to whom selling stockholders transfer shares covered by this prospectus and persons that acquire interests in the equity swap transactions discussed below may also be selling stockholders under this prospectus.


     TCI is a party to separate equity swap transactions with each of Merrill Lynch International, Lehman Brothers Finance S.A. and Toronto Dominion (New
York), Inc. relating to shares of Series A TCI Ventures Group stock.   An equity
swap is a financial transaction to which there are two parties known as counterparties. The counterparties privately negotiate the terms of the equity swap transaction. In TCI's equity swap transactions, each equity swap relates to a specified or "notional" amount of shares of Series A TCI Ventures Group stock at a price that corresponds to the market price of that stock at the time the equity swap was entered into. The purpose of each equity swap is to permit TCI to lock in the market value of the Series A TCI Ventures Group stock for a number of shares equal to the notional amount of shares covered by the equity swap. If the market value of the Series A TCI Ventures Group stock rises, on termination of the equity swap TCI can either purchase from its counterparty at the locked-in price a number of shares of Series A TCI Ventures Group stock equal to the notional amount of shares covered by the equity swap, or receive from its counterparty cash in an amount equal to the difference between the current market value and the locked-in price of the shares. If, on the other hand, the price of the Series A TCI Ventures Group stock declines, TCI is required to pay to its counterparty the difference between the current market value and the locked-in price of the shares. TCI can satisfy that obligation with cash or by delivering shares of Series A TCI Ventures Group stock. The market value of the Series A TCI Ventures Group stock has risen significantly since each of the equity swap transactions referred to above was entered
into     .


     In connection with the equity swap transactions, the selling stockholders acquired shares of Series A TCI Ventures Group stock that are "restricted securities," as that term is defined in Rule 144(a)(3) under the Securities Act of 1933. Shares of Series A TCI Ventures Group stock that are restricted securities may not be transferred unless they are registered under the Securities Act of 1933 or an exemption from registration is available. In connection with the equity swap transactions, TCI entered into separate registration rights agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Merrill Lynch International, and LB I Group Inc. Copies of these registration rights agreements are incorporated by reference as exhibits to the registration statement related to this prospectus. See "Where You Can Find More Information." Toronto Dominion (New York), Inc. has rights under LB I Group Inc.'s registration rights agreement. TCI has agreed in the registration rights agreements to register the resale from time to time by the selling stockholders of shares of Series A TCI Ventures Group stock which the selling stockholders acquired in connection with the equity swap transactions. TCI has agreed to keep the registration statement related to this prospectus continuously effective under the Securities Act of 1933 until the later of:


     . TCI's final payment of all amounts due to each of the selling stockholders under the equity swap transactions, and

     . the sale of all shares of Series A TCI Ventures Group stock held by the selling stockholders which were acquired in connection with the equity swap transactions and which are "restricted securities."


     TCI has agreed to indemnify the selling stockholders against certain liabilities that may arise in connection with any offer and sale of the shares of Series A TCI Ventures Group stock by them using this prospectus, including liabilities under the Securities Act of 1933, and to contribute to payments that the selling stockholders may be required to make that arise out of such offer and sale.


     Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, LB I Group Inc. and Toronto Dominion (New York), Inc. has agreed to vote or cause to be voted all shares of Series A TCI Ventures Group stock acquired by them in connection with the equity swap transactions on any matter submitted to TCI stockholders in the same proportions as votes are cast in favor of and against such matter by the holders of Series A TCI Ventures Group stock who are not officers or directors of TCI.


     The following table sets forth the number of shares owned by each selling stockholder at February 24, 1999, and the number of those shares that are covered by this prospectus. No selling stockholder owns 1% or more of the outstanding shares of Series A TCI Ventures Group stock.


                                                          Maximum Number of
                                                       Shares of Series A TCI
                                Shares of Series A        Ventures Group
                                 TCI Ventures Group       Common Stock
Name of Selling Stockholder    Common Stock Owned         to be Offered
---------------------------    ---------------------      -------------
LB I Group Inc.                      1,462,930               1,462,930
Merrill Lynch International          6,569,934               5,851,718
Toronto Dominion (New                4,425,962               4,425,962
 York), Inc.


     If required for any sale of shares, a supplement will be affixed to this prospectus containing the name of the selling stockholder, the number of shares to be sold and, if 1% or more, the percentage of the outstanding shares of Series A TCI Ventures Group stock to be owned by the selling stockholder after the sale.


     Except as described below or in any prospectus supplement, neither TCI nor any of its affiliates has had any material relationship with any selling stockholder within the past three years.

     Within the past three years:


     . Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as a principal underwriter in several public offerings of securities by subsidiaries of TCI for which it received customary fees;

     . Merrill Lynch International and/or its affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, have entered into various swap transactions and related agreements with TCI having an aggregate notional value of approximately $264.9 million; as of February 22, 1999, the notional value was approximately $62.1 million; and

     . Merrill Lynch International and/or its affiliates have entered into put transactions with TCI with respect to securities of TCI having an aggregate value of approximately $13.3 million.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a financial advisor to TCI in connection with the AT&T merger, for which it will receive customary fees. See "Recent Developments -- AT&T Merger; Combination of Liberty Media Group and TCI Ventures Group".


     Within the past three years, Lehman Brothers Inc., an affiliate of LB I Group Inc. and Lehman Brothers Finance S.A., has also acted as a principal underwriter in several public offerings of securities by subsidiaries of TCI for which it received customary fees. LB I Group Inc. has entered into additional swap transactions with TCI having an aggregate notional value of approximately $874.9 million; the notional value as of February 22, 1999 was approximately $627.3 million. On June 16, 1997, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and LB I Group Inc. purchased $264,946,532 of TCI's common stock from the Estate of Bob Magness, the deceased former Chairman of TCI. Those shares, to the extent they were exchanged for shares of Series A TCI Ventures Group stock, are covered by this prospectus.


     Within the past three years Toronto Dominion (New York), Inc. and/or affiliates thereof have:


     . established existing credit facilities for TCI and its affiliates of approximately $672.8 million;


     . entered into swap transactions with TCI and its subsidiaries having an aggregate notional value of approximately $689.4 million; the notional value as of February 22, 1999 was approximately $524.4 million;
          and

     . established credit facilities for TCI's affiliates of approximately $192 million, which facilities have since terminated.


     TCI has agreed to bear all costs and expenses of registering the shares covered by this prospectus under the Securities Act of 1933 and state securities laws, including registration fees, legal and accounting fees and expenses and costs relating to the printing and distribution of this prospectus. The selling stockholders will be responsible for any underwriting discounts, selling commissions or other compensation payable to underwriters, agents, or broker-dealers, except that TCI has agreed to pay a commission of $0.02 per share for shares covered by this prospectus sold in the Nasdaq National Market in connection with the termination of the equity swap transactions.


                              Plan of Distribution

     Any distribution of the shares covered by this prospectus by the selling stockholders may be effected from time to time in one or more of the following transactions:

     . through brokers, acting as agent in transactions (which may involve block transactions), in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

     . to dealers or underwriters who acquire shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to other dealers may be changed from time to time);


     . directly or through brokers or agents in private sales at negotiated prices;

     . to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, under those arrangements; or

     .    by any other legally available means.


     Also, offers to purchase shares covered by this prospectus may be solicited by agents designated by the selling stockholders from time to time. Dealers, underwriters or agents participating in an offering made pursuant to this prospectus and the related registration statement may receive underwriting discounts or commissions under the Securities Act of 1933 and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.


      TCI has been advised by each selling stockholder that it has not, as of the date of this prospectus, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of its shares covered by this prospectus.


      The selling stockholders may also sell all or a portion of the shares covered by this prospectus pursuant to Rule 144 under the Securities Act of 1933, to the extent that such sales may be made in compliance with that Rule.


     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of any of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of shares covered by this prospectus purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.


      In connection with a sale of shares covered by this prospectus, the following information will, to the extent then required, be provided in the prospectus supplement relating to such sale:


     .    the number of shares to be sold,
     .    the purchase price,
     .    the public offering price,
     .    the name of any underwriter, agent or broker-dealer, and
     . any commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale.


                              Validity of Shares

     On behalf of TCI, Stephen M. Brett, Esq., Executive Vice President and General Counsel of TCI, will pass upon the validity of the shares covered by this prospectus.

                                    Experts

     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the reports, which are dated March 20, 1998, except for note 19 which is dated as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a restatement of the consolidated financial statements and related financial statement schedules as of December 31, 1997 and for the year then ended.

     The combined balance sheets of TCI Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, which is dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the combined financial statements above refers to the effects of not consolidating the TCI Group's interest in the Liberty Media Group and the TCI Ventures Group for all periods that the TCI Group has an interest in the Liberty Media Group and the TCI Ventures Group.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the Current Report on Form 8-K, as amended by Form
8-K/A (Amendment No. 1), dated January 7, 1999, of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, which is dated March 20, 1998, except for notes 2 and 14, that are dated as of September 14, 1998 and January 6, 1999, respectively, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The combined balance sheets of Liberty Media Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the report, which is dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of TCI Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, which is dated March 20, 1998, except for note 18 which is dated as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The consolidated balance sheet of Telewest Communications plc and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, which is dated March 19, 1998, of KPMG Audit Plc, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which appear in the Current Report on Form
8-K, as amended by Form 8-K/A (Amendment No. 2) of Tele-Communications, Inc., which is dated March 6, 1998, have been incorporated by reference herein in reliance upon the report, which is dated April 1, 1997, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sprint Spectrum Holding Company, L.P.

and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference, which appear in the Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage), which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                      Where You Can Find More Information


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on their public reference rooms. Our Securities and Exchange Commission filings are also available on the Commission's Website at "http://www.sec.gov."


     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to the documents that contain that information. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information we later file. Our Commission File Number is 0-20421. We are incorporating by reference in this prospectus the reports and other information listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all of the shares covered by this prospectus:


     1. Our Annual Report on Form 10-K for the year ended December 31, 1997 (as amended on January 7, 1999 and January 12, 1999);


     2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (as amended on January 11, 1999), June 30, 1998 (as amended on November 19, 1998 and January 11, 1999) and September 30, 1998 (as amended on January 11, 1999);


     3. Our Current Reports on Form 8-K filed February 27, 1998, March 6, 1998 (as amended on June 23, 1998 and June 30, 1998), July 1, 1998, October 22, 1998, December 8, 1998, January 7, 1999 (as amended on January 11,
        1999), and January 8, 1999 (as amended on January 8, 1999); and

     4. The description of our Series A TCI Ventures Group common stock included in Item 1 of our registration statement on Form 8-A (as amended by Form 8-A/A (Amendment No. 1)).

     You may request a copy of these filings and any future filings we make, at no cost, by writing or telephoning us at the following address or telephone number:



                           Tele-Communications, Inc.
                                5619 DTC Parkway
                         Englewood, Colorado 80111-5500
                              Tel:  (303) 267-5500
                           Attn:  Corporate Secretary

================================================================================


     Tele-Communications, Inc. has not authorized any person to make a statement or to provide information that differs from what is in this prospectus and any prospectus supplement. If any person makes such a statement or provides such information, you should not rely on it. This prospectus and any prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any state in which such offer or sale is not permitted. The information in this prospectus and any prospectus supplement is complete and accurate as of its date, but such information may change after such date.


                         -----------------------------



                               Table of Contents

                                       Page
                                       ----

Tele-Communications, Inc.               2
Recent Developments                     3
Special Considerations Relating to
  Tracking Stocks                       6
Selling Stockholders                    8
Plan of Distribution                   11
Validity of the Shares                 13
Experts                                13
Where You Can Find More Information    15




                           Tele-Communications, Inc.



                    Series A TCI Ventures Group common stock

                         -----------------------------


                                   Prospectus


                         -----------------------------



                                 March 2, 1999



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